AGREEMENT AND PLAN OF MERGER

by and among

NETSHOES (CAYMAN) LIMITED,

MAGAZINE LUIZA S.A.

and

MAGAZINE LUIZA CAYMAN LTD

Dated as of April 29, 2019

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS		1
1.1	Definitions	1
1.2	Other Definitional and Interpretive Provisions	9
Article II THE MERGER		11
2.1	The Merger	11
2.2	Closing	11
2.3	Effective Time	11
2.4	Effects of the Merger	11
2.5	Memorandum and Articles of Association	11
2.6	Directors and Officers	12
Article III EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS		12
3.1	Effect on Capital Stock	12
3.2	Treatment of Company Options	13
3.3	Surrender of Shares	14
3.4	Adjustments	17
3.5	Agreement of Fair Value	17
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		17
4.1	Organization, Standing and Power	17
4.2	Authorization	18
4.3	No Conflicts; Governmental Approvals	18
4.4	Capitalization	19
4.5	Subsidiaries	20
4.6	SEC Filings; Financial Statements; Undisclosed Liabilities	20
4.7	Compliance With Laws; Permits	22
4.8	Material Contracts	23
4.9	Absence of Certain Changes	25
4.1	Legal Proceedings	25
4.11	Employee Benefit Matters	26
4.12	Labor	27
4.13	Insurance	27
4.14	Real Property	27
4.15	Tax Matters	28
4.16	Intellectual Property	29
4.17	Data Privacy	31
4.18	Environmental Matters	31
4.19	Proxy Statement	31
4.2	Opinions of Financial Advisors	32
4.21	Takeover Statutes	32
4.22	No Brokers	32
4.23	Related Party Transactions	32

4.24	No Other Representations or Warranties	32
Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		32
5.1	Organization, Standing and Power	33
5.2	Authorization	33
5.3	No Conflicts; Governmental Approvals	33
5.4	Vote / Approval Required	34
5.5	Legal Proceedings	34
5.6	Operations and Ownership of Merger Sub	34
5.7	Capital Resources	34
5.8	Proxy Statement	34
5.9	Ownership of Shares	35
5.1	No Brokers	35
5.11	No Other Information	35
Article VI COVENANTS		35
6.1	Conduct of Business of the Company Pending the Closing	35
6.2	Access to Information	37
6.3	Further Action; Efforts	39
6.4	Publicity; Confidentiality	41
6.5	Acquisition Proposals	42
6.6	Proxy Statement	44
6.7	Shareholders Meeting	44
6.8	Stock Exchange Delisting	45
6.9	Directors’ and Officers’ Indemnification and Insurance	45
6.1	Takeover Statutes	47
6.11	Transaction Litigation	47
6.12	Parent Vote	47
6.13	Obligations of Merger Sub	47
6.14	Release of Guarantees.	47
Article VII CONDITIONS OF MERGER		48
7.1	Conditions to Obligation of Each Party to Effect the Merger	48
7.2	Conditions to Obligations of Parent and Merger Sub	48
7.3	Conditions to Obligations of the Company	49
7.4	Frustration of Closing Conditions	49
Article VIII TERMINATION		50
8.1	Termination	50
8.2	Procedure Upon Termination	51
8.3	Effect of Termination	51
8.4	Expenses	52
Article IX GENERAL PROVISIONS		52
9.1	No Survival of Representations, Warranties and Covenants	52
9.2	Remedies; Specific Performance	52

9.3	Modification or Amendment	53
9.4	Waiver	53
9.5	Notices	53
9.6	Severability	54
9.7	Entire Agreement; Assignment	54
9.8	Parties in Interest	54
9.9	Governing Law	55
9.1	Consent to Jurisdiction	55
9.11	WAIVER OF JURY TRIAL	56
9.12	Payment of Transfer Taxes	56
9.13	Counterparts; Delivery by E-mail	56

Exhibits

Exhibit A          Voting Agreement

Exhibit B          Plan of Merger

Exhibit C          Memorandum and Articles of Association of the Surviving Company

Exhibit D          Press Release

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 29, 2019 (as amended, restated, modified or supplemented, this “Agreement”), is entered into by and among Netshoes (Cayman) Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), Magazine Luiza S.A., a Brazilian sociedade anônima incorporated under the laws of the Federal Republic of Brazil (“Parent”), and Magazine Luiza Cayman Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the respective boards of directors of Parent and Merger Sub have adopted and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Law (as amended) of the Cayman Islands (the “CICL”) and have authorized the execution and delivery hereof;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the CICL, (ii) determined that it is in the best interest of the Company to enter into the Plan of Merger, (iii) approved the execution, delivery and performance of this Agreement and the Plan of Merger, and the transactions contemplated hereby and thereby, including the consummation of the Merger and the Plan of Merger upon the terms and subject to the conditions set forth in this Agreement and (iv) subject to Section 6.7, adopted a resolution adopting this Agreement and recommending this Agreement be approved by the shareholders of the Company;

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, certain shareholders of the Company have entered into a voting agreement with Parent, substantially in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which each such shareholder has agreed to vote its Shares (as defined below) in favor of the authorization and approval of this Agreement, the Plan of Merger and the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement, and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

1.1             Definitions

(a)              .  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into by the Company with a Person (other than Parent, Merger Sub or their respective Affiliates) containing terms not less restrictive to such Person than the terms set forth in the Confidentiality Agreement with respect to Parent, provided, however, that an Acceptable Confidentiality Agreement (i) shall not provide for an exclusive right to negotiate with the Company, (ii) shall not restrict the Company from complying with Section 6.5, and (iii) shall not be required to include a standstill.

“Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by or on behalf of Parent) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning 15% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, joint venture, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

“Action” has the meaning set forth in Section 4.10.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person.

“Agreement” has the meaning specified in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 4.7(b).

“Antitrust Law” means all federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Date” has the meaning set forth in Section 4.6(a).

“Audited Financial Statements” has the meaning set forth in Section 4.6(b).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2.

“Board of Directors” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 3.3(b)(i).

“Brazilian Reais” means the lawful currency of the Federative Republic of Brazil.

“Business Day” means any day of the year, other than a Saturday or Sunday, on which national banking institutions in the City of New York, New York and São Paulo, Brazil are open to the public for conducting business and are not required or authorized to be closed under applicable Law.

“CADE Approval” has the meaning set forth in Section 7.1(c).

“Cancelled Shares” has the meaning set forth in Section 3.1(a).

“Capitalization Date” has the meaning set forth in Section 4.4(a).

“Cashed-Out Option” has the meaning set forth in Section 3.2(a).

 “Certificates” has the meaning set forth in Section 3.3(b)(i).

“CICL” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.7.

“Company Apps” has the meaning set forth in Section 4.16(c).

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Employee” means any current or former officer or employee of the Company and/or its Subsidiaries.

“Company Notice” has the meaning set forth in Section 6.5(c).

“Company Option” means each option to purchase Shares granted under any Company Share Plan that is outstanding as of immediately prior to the Effective Time, and whether or not such option has become vested on or prior to the Effective Time in accordance with the terms thereof.

“Company Plan” has the meaning set forth in Section 4.11(a).

“Company Requisite Vote” has the meaning set forth in Section 4.2.

“Company Share Plans” means all plans under which equity-based or equity-linked awards have been or could be granted, including, but not limited to, the 2012 Share Plan of the Company, as may be amended from time to time.

“Company Termination Payment” means an amount equal to $1,800,000.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(b).

“Contract” has the meaning set forth in Section 4.8(a).

“control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, status as managing member, sole member or general partner, by contract, or otherwise.

“Controlling Company” has the meaning specified in the definition of Subsidiary.

“Current Operating Assets” is calculated as set forth in Section 7.2(e) of the Company Disclosure Schedule.

“Current Operating Liabilities” is calculated as set forth in Section 7.2(e) of the Company Disclosure Schedule.

“Debenture Deed” means the Instrumento Particular de Escritura da Segunda (2ª) Emissão de Debêntures Simples, Não Conversáveis em Ações, em Série Única, da Espécie com Garantia Real, para Distribuição Pública com Esforços Restritos de Colocação, da NS2.com Internet S.A., dated March 19, 2015, as amended.

“Dissenter Rights” has the meaning set forth in Section 3.1(d).

“Dissenting Shareholder” has the meaning set forth in Section 3.1(d).

“Dissenting Shares” has the meaning set forth in Section 3.1(d).

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Laws” means Laws regarding pollution or protection of the environment, including those relating to the release or threatened release of Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Existing Policies” has the meaning set forth in Section 6.9(a).

“Financial Advisor” has the meaning set forth in Section 4.20.

 “Governmental Authority” means any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court (including an arbitral tribunal or arbitrator), commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Guaranteed Agreements” means each of (i) the Contrato De Abertura De Crédito Fixo nr. 191.400.413, between NS2.com Internet S.A. and Banco do Brasil S.A., dated August 20, 2014, as amended from time to time; and (ii) the Cédula de Crédito Bancário – Empréstimo – Capital de Giro nº 10407602, between NS2.com Internet S.A. and Banco Bradesco S.A., dated September 29, 2016, as amended from time to time.

“Hazardous Materials” means any substance defined as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar meaning, by any applicable Environmental Law.

 “IFRS” means International Financial Reporting Standards and interpretations thereof as established by the International Accounting Standards Board, as in effect as of the time of the relevant financial statements referred to herein.

“Indemnified Parties” has the meaning set forth in Section 6.9(a).

“Intellectual Property” means worldwide rights in all patents, inventions, processes, methods, know-how, trade secrets, copyrights, works of authorship trademarks, service marks, domain names, corporate and trade names, logos, social media identifiers, rights in software and codes, trade dress and the goodwill of the business symbolized thereby; any registrations, applications, divisions, continuations, continuations-in-part, re-examinations, re-issues, divisions, renewals, extensions and foreign counterparts related to any of the foregoing; and other intellectual property rights of any kind or nature.

“Interim Period” means the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII.

“Knowledge” means (i) with respect to the Company, the actual knowledge of any of the individuals listed in Section 1.1(a)(i) of the Company Disclosure Schedule, after due inquiry and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 1.1(a)(ii) of the Parent Disclosure Schedule, after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, for the avoidance of doubt, the SEC and the New York Stock Exchange.

“Leased Real Property” means all right, title and interest of the Company or a Subsidiary of the Company, as applicable, in and to all leases, subleases, licenses or other rights to use, occupy or access real property pursuant to real property agreements, including easements, rights of way or other similar real property agreements used or held for use by the Company in the conduct of the business of the Company.

“Liabilities” means any liabilities (whether known or unknown, asserted or unasserted, determined or undetermined, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential or due or to become due).

“Liens” means any lien (statutory or other), pledge, charge, mortgage, deed of trust, hypothecation, encumbrance, creditor right, listing (arrolamento), fiduciary assignment (cessão fiduciária), fiduciary sale (alienação fiduciária), other charge or security interest, easement, servitude, pre-emptive right, right of first refusal, transfer restriction, adverse ownership claim or other similar encumbrance.

“Material Adverse Effect” means any (a) change, event, effect, or circumstance (“Effect”) that, individually or in the aggregate, would prevent or materially impair the ability of the Company to consummate, on or prior to the Termination Date, the Merger, or (b) Effect that, individually or in the aggregate, has resulted, or would reasonably be expected to result, in a material adverse effect on or with respect to the business, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole, provided that in the case of the foregoing clauses (a) and (b), no Effects to the extent relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in Brazil, Argentina, the Cayman Islands, the United States or any other jurisdiction in which the Company or its Subsidiaries operate or do business, including as a result of changes in geopolitical conditions and including any variations in foreign exchange rates, (ii) general changes or developments in the industries in which the Company or its Subsidiaries operate, (iii) changes or prospective or anticipated changes in any applicable Laws or regulations or IFRS, or any applicable accounting regulations or principles or interpretation or enforcement thereof, (iv) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, pandemic, act of God or other comparable events or outbreak or escalation or worsening of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism, or national or international political or social conditions, (v) the public announcement of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its Subsidiaries, (vi) any actions to which Parent has consented or agreed in writing pursuant to this Agreement or which the Company or any of its Subsidiaries has refrained from taking due to Parent not granting a consent or approval required under this Agreement, or any actions taken at the written request of Parent pursuant to this Agreement, (vii) any change in the price or trading volume of the Shares or the credit rating of the Company (it being agreed that the underlying cause of any such change described in this clause (vii) may be considered in determining whether or not a Material Adverse Effect has occurred), (viii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being agreed that the underlying cause of any such failure described in this clause (viii) may be considered in determining whether or not a Material Adverse Effect has occurred) or (ix) any litigation or claim threatened or initiated by shareholders of the Company or representatives thereof against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case arising out of the execution of this Agreement or the transactions contemplated thereby; except in the cases of clauses (i) through (iv), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contract” has the meaning set forth in Section 4.8(a).

“Maximum Amount” has the meaning set forth in Section 6.9(d).

“Memorandum and Articles of Association” has the meaning set forth in Section 4.1(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Net Debt” is calculated as set forth in Section 7.2(e) of the Company Disclosure Schedule.

“Notice Period” has the meaning set forth in Section 6.5(c).

“Option Consideration” has the meaning set forth in Section 3.2(a).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in Article V.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would materially impair the ability of Parent or Merger Sub to consummate, on or prior to the Termination Date, the Merger.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“Per Share Merger Consideration” means $2.00 per Share in cash, without interest.

“Permits” has the meaning set forth in Section 4.7(a).

“Permitted Liens” means (a) any Lien for Taxes not yet due or delinquent or due but being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS on the most recent financial statements included in the SEC Reports filed on or prior to the date of this Agreement; (b) construction, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, arising or incurred in the ordinary course of business; provided that the underlying obligations (i) are not yet due and payable or (ii) if due, are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with IFRS on the most recent financial statements included in the SEC Reports filed on or prior to the date of this Agreement; (c) with respect to real properties, (i) any zoning and other land use restrictions not violated by the current improvements or current use in any material respect, (ii) Liens imposed on the underlying fee interest in any Company leased real property and (iii) survey exceptions, utility easements, rights of way and similar agreements, easements, covenants,  reservations, restrictions and Liens typical for the applicable property type and locality; (d) Liens securing obligations under the Debenture Deed or Working Capital Facilities; and (e) Liens incurred in the ordinary course of business consistent with past practice in compliance with the provisions of Section 6.1 hereof since the date of the most recent balance sheet included in the Audited Financial Statements.

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” has the meaning set forth in Section 4.17.

“Plan of Merger” has the meaning set forth in Section 2.3.

“Proceeding” has the meaning set forth in Section 6.9(a).

“Proxy Statement” has the meaning set forth in Section 4.19.

“Real Property Lease” has the meaning set forth in Section 4.14.

“Recommendation” has the meaning set forth in Section 4.2.

“Related Party” has the meaning set forth in the Pronunciamento Técnico CPC 5 do Comitê de Pronunciamentos Contábeis, approved at the Resolution No. 560/08 of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM).

“Representatives” means, with respect to any Person, its directors, officers, employees, investment bankers, attorneys, accountants, agents and other advisors or representatives.

“SEC” has the meaning set forth in Section 4.6(a).

“SEC Reports” has the meaning set forth in Section 4.6(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Agreement” means the Termo de Ajuste de Conduta No. 01/2018, dated October 3, 2018, between NS2.com Internet S.A. and Ministério Público do Distrito Federal e Territórios in connection with the public proceeding No. 08190.044813/18-44.

“Share” has the meaning set forth in Section 3.1(a).

“Shareholder” means each holder of Shares of the Company.

“Shareholders Meeting” has the meaning set forth in Section 6.7.

“Subsidiary” of any Person (for purposes of this definition, the “Controlling Company”) means any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

“Subsidiary Shares” has the meaning set forth in Section 3.1(a).

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of Acquisition Proposal to “15% or more” shall be replaced by “50%”) that is determined in good faith by the Board of Directors of the Company, in consultation with an internationally recognized third party financial advisor and outside legal counsel, to be (A) reasonably capable of being consummated on a timely basis and (B) more favorable to the holders of Shares, from a financial point of view, than the Merger, taking into account any changes to the financial and other terms of this Agreement proposed by Parent to the Company pursuant to Section 6.5(c) and any other factors that the Board of Directors of the Company deems in good faith appropriate.

“Surviving Company” has the meaning set forth in Section 2.1.

“Tax Return” means all returns and reports (including any attached schedules) filed or required to be filed with a Tax authority, including any information return, statement, form, election, disclosure, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means all federal, state, local or foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties or other like assessments of any nature whatsoever imposed by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and whether imposed as a result of being or having been a member of any affiliated, consolidated, combined, unitary or similar group, as a transferee or successor, by operation of Law, by Contract or otherwise.

“Transaction Litigation” has the meaning set forth in Section 6.11.

“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act intentionally and willfully undertaken by the breaching Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

“Working Capital Facilities” means any factoring and/or reverse factoring contractual arrangements related to the Company’s and/or its Subsidiaries’ trade accounts receivable or trade accounts payables, as the case may be, entered into from time to time.

1.2             Other Definitional and Interpretive Provisions

.

(a)              Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)               Exhibits; Schedules.  The Exhibits to this Agreement and the Company Disclosure Schedule and Parent Disclosure Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement.  The Company may, at its option, include in the Company Disclosure Schedule, and Parent may, at its option, include in the Parent Disclosure Schedule, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise.  Any matter set forth in any section of any Company Disclosure Schedule or any Parent Disclosure Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, to which such matter’s application or relevance is reasonably apparent on its face.  Any capitalized terms used in any Exhibit, Company Disclosure Schedule or Parent Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(ii)             Certificates; Other Agreements.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(iii)           Calculation of Time Period.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(iv)            Dollars.  Any reference in this Agreement to dollars or $ shall mean U.S. dollars unless otherwise indicated. Any conversion of Brazilian Reais to U.S. dollars for purposes of this Agreement (including for purposes of calculating the applicable monetary thresholds set forth in Section 4.8 and Section 6.1(b)) shall be converted based on the foreign exchange rate (taxa de compra) informed by the Brazilian Central Bank (Banco Central do Brasil) through its electronic information system, on the date of the applicable determination or calculation.

(v)             Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(vi)            Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section, respectively, of this Agreement unless otherwise specified.

(vii)          Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(viii)        Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix)            Or.  The word “or” is not exclusive, unless the context otherwise requires.

(x)             Will.  The word “will” shall be construed to have the same meaning as the word “shall”.

(xi)            To the Extent.  The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(xii)          Time of Day.  All references herein as to any time of day shall be the time of day in New York, New York, unless otherwise expressly specified.

(xiii)        Contracts; Laws.  Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(xiv)         Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item on such balance sheet or financial statements that specifically identifies the applicable amount related to, and the subject matter of, such representation, or (B) such item and the amount thereof is otherwise specifically identified on the balance sheet or financial statements.

(b)             Each of the Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II
THE MERGER

2.1             The Merger

.  Upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company, and Merger Sub shall be struck off the register of companies in the Cayman Islands, such that the separate corporate existence of Merger Sub shall cease.  The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, property of every description including choses in action, and the business, undertakings, goodwill, benefits, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article III.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all rights, property of every description including choses in action, and the business, undertakings, goodwill, benefits, immunities, privileges, powers and franchises of each of the Company and Merger Sub, shall immediately vest in the Surviving Company, and the Surviving Company shall be liable for and subject, in the same manner as each of Merger Sub and the Company, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of each of Merger Sub and the Company.

2.2             Closing

(a)              .  Unless this Agreement shall have been terminated pursuant to Article VIII, and subject to satisfaction of the conditions set forth in Article VII (or, to the extent permitted by applicable Law, the written waiver thereof by the Party entitled to waive any such condition), the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP in either New York, New York or São Paulo, Brazil (as determined by the Company with reasonable notice to Parent prior to the Closing), at 10:00 a.m., New York time, on the fifth Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.3             Effective Time

.  Subject to the provisions of this Agreement, at or prior to the Closing, the Company and Parent shall execute the plan of merger, substantially in the form attached hereto as Exhibit B (the “Plan of Merger”), and shall file, at the Closing, the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Plan of Merger shall specify that the Merger shall become effective upon the registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands (or at such time thereafter as the Parties shall agree in accordance with the CICL) (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.4             Effects of the Merger

.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the CICL and the Plan of Merger.

2.5             Memorandum and Articles of Association

.  Immediately following the Effective Time, the memorandum and articles of association of the Company, in effect at the Effective Time, shall be amended and restated in their entirety substantially in the form attached hereto as Exhibit C, and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Company, until thereafter amended or restated as provided therein and by applicable Law, in each case, subject to and consistent with, the obligations set forth in Section 6.9.

2.6             Directors and Officers

.

(a)              At or shortly after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become and constitute all of the directors of the Surviving Company, to serve in such capacity until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company and applicable Law.  Each of the Parties shall take all necessary action to implement such change.

(b)             At or shortly after the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall become and constitute all of the officers of the Surviving Company, to serve in such capacity until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company and applicable Law. Each of the Parties shall take all necessary action to implement such change.

Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

3.1             Effect on Capital Stock

.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a)              Merger Consideration.  Each common share of the Company, of a nominal value of $0.0033, issued and outstanding immediately prior to the Effective Time (each such common share, a “Share”), other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time, and in each case not held on behalf of third parties, (ii) Shares owned by the Company, including Shares held in treasury by the Company, and in each case not held on behalf of third parties (the Shares referred to in the foregoing clauses (i) and (ii), collectively, the “Cancelled Shares”), (iii) Shares owned by any direct or indirect wholly owned Subsidiary of the Company (which Shares shall remain outstanding, except that the number of such Shares owned by such Subsidiaries may be adjusted following the Merger to maintain relative ownership percentages) (the Shares referred to in this clause (iii), the “Subsidiary Shares”) and (iv) subject to Section 3.1(d), the Dissenting Shares, shall be converted into the right to receive the Per Share Merger Consideration.  At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 3.1(a) shall no longer be outstanding, shall be surrendered and cancelled automatically and shall cease to exist, and each former holder of Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration to be paid in consideration therefor in accordance with this Article III.

(b)             Cancellation of Cancelled Shares.  At the Effective Time, each Cancelled Share shall cease to be outstanding, be surrendered and cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist.

(c)              Capital Stock of Merger Sub.  Each ordinary share, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value $0.01 per share, of the Surviving Company and shall constitute the only issued and outstanding share capital of the Surviving Company except for the Subsidiary Shares, if any, which shall remain issued and outstanding, and the register of members of the Surviving Company shall forthwith be updated to reflect such conversion.

(d)             Statutory Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Shares (each, a “Dissenting Shareholder”) who has validly exercised and not withdrawn or lost its right to dissent from the Merger (“Dissenter Rights”) pursuant to Section 238 of the CICL (collectively, the “Dissenting Shares”) shall be surrendered and cancelled and cease to exist at the Effective Time, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration, and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the CICL. If any Dissenting Shareholder failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his or her rights thereunder, then as of the later of the Effective Time, the occurrence of such event or a court of competent jurisdiction determining that such holder is not entitled to the relief provided by Section 238 of the CICL, the Dissenting Shareholder shall, in respect of its Dissenting Shares surrendered and cancelled at the Effective Time, be entitled to receive the Per Share Merger Consideration (without any interest thereon), pursuant to this Section 3.1. The Company shall give Parent (i) prompt notice of any written notice of exercise of Dissenter Rights, attempted withdrawals of such Dissenter Rights, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders' exercise of Dissenter Rights and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of Dissenter Rights under the CICL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any exercise of Dissenter Rights, offer to settle or settle any such Dissenter Rights or approve any withdrawal of any such Dissenter Rights.

3.2             Treatment of Company Options

.

(a)              Company Options. Upon the terms and subject to the conditions set forth in this Agreement, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, with a per share exercise price less than the Per Share Merger Consideration (each, a “Cashed-Out Option”), shall automatically and without any action on the part of the holders thereof, be converted into the right to receive an amount in cash equal to (i) the Per Share Merger Consideration less (ii) the exercise price of such Cashed-Out Option, multiplied by the number of Shares underlying such Cashed-Out Option (the “Option Consideration”).  As promptly as reasonably practicable following the Closing Date, but in no event later than the fifth Business Day immediately after the Effective Time, the Surviving Company shall pay (or cause to be paid on its behalf) to each holder of a Cashed-Out Option, through the applicable entity’s payroll system, the aggregate Option Consideration (without interest) payable to such holder of a Cashed-Out Option pursuant to this Section 3.2(a). Such cash consideration shall be rounded down to the nearest cent, and the Surviving Company (or such Person(s) making payment on behalf of the Surviving Company) shall be entitled to deduct and withhold from such cash consideration all amounts required to be deducted and withheld under applicable Laws. To the extent that amounts are so withheld by the Surviving Company (or such Person(s) making payment on behalf of the Surviving Company), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Cashed-Out Options with respect to whom such amounts were withheld by the Surviving Company (or such Person(s) making payment on behalf of the Surviving Company). Each Company Option outstanding and unexercised immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Merger Consideration shall automatically be cancelled as of the Effective Time without any consideration payable in respect thereof.

(b)             Corporate Actions.  At or prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall adopt any resolutions and use reasonable best efforts to take any actions which are necessary to effectuate the provisions of this Section 3.2.

3.3             Surrender of Shares

.

(a)              Paying Agent.  Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent (which agreement and paying agent shall be subject to the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed, it being agreed by the parties that Computershare Trust Company, N.A., The Bank of New York Mellon, HSBC or Deutsche Bank shall not require the Company’s prior written approval), to act as agent for the shareholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the shareholders of the Company shall become entitled pursuant to this Article III (or, with respect to payments under Section 3.1(d), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration).  Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in U.S. dollars in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares, Subsidiary Shares and Dissenting Shares) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 3.1(a).  The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, a division of The McGraw-Hill Companies, Inc., respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Article III shall be promptly returned to Parent or the Surviving Company, as requested by Parent.  The funds deposited with the Paying Agent pursuant to this Section 3.3(a) shall not be used for any purpose other than as contemplated by this Section 3.3(a).

(b)             Exchange Procedures.

(i)               Transmittal Materials.  Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and each former holder of record of Shares held in book-entry form as recorded in the register of members of the Company (“Book-Entry Shares”) (other than holders of Cancelled Shares, Subsidiary Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by Parent and the Company prior to the Closing, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may agree prior to the Closing, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Per Share Merger Consideration.

(ii)             Certificates. Upon surrender of one or more Certificates to the Paying Agent, in accordance with the terms of such transmittal materials and instructions as contemplated in Section 3.3(b)(i) above, the holder of record of such Certificate(s) shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in U.S. dollars in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificate(s) by (B) the Per Share Merger Consideration, and the Certificate(s) so surrendered shall immediately be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii)           Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to the Paying Agent or the Surviving Company in order to receive the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in U.S. dollars in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv)            Unrecorded Transfers; Other Payments.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates or Book-Entry Shares, as applicable, is registered, a check for any cash to be exchanged upon due surrender of the Certificates or Book-Entry Shares, as applicable, may be issued to such transferee or other Person if the Certificates or Book-Entry Shares, as applicable, formerly representing such Shares are properly presented to the Paying Agent accompanied by all reasonable documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(v)             Until surrendered as contemplated by this Section 3.3(b), each Certificate and Book-Entry Share (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article III.  Except as otherwise provided herein, the Surviving Company shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(c)              Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Company upon demand.  Any holder of Certificates or Book-Entry Shares (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) who has not theretofore complied with this Article III shall thereafter be entitled to look only to the Surviving Company for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.3(f)) upon delivery of evidence of Certificates or Book-Entry Shares reasonably acceptable to the Surviving Company, without any interest thereon in accordance with the provisions set forth in Section 3.3(b), and the Surviving Company shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of such holder’s claim for the Per Share Merger Consideration payable upon due surrender of its Certificates or Book-Entry Shares.  Notwithstanding the foregoing, none of the Surviving Company, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(d)             Transfers.  From and after the Effective Time, the register of members of the Company shall be closed, and there shall be no transfers on the register of members of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Shares (other than the right to receive the Per Share Merger Consideration attributable to such Shares or, in respect of Dissenting Shareholders, the fair value of such Dissenting Shares, as the case may be, in accordance with the terms of this Agreement and the CICL), except as otherwise provided herein. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Company, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Article III, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article III.  The Per Share Merger Consideration paid upon the surrender of Certificates or receipt by the Paying Agent of an “agent’s message” in the case of Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable.

(e)              Lost Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.3(f)) equal to the amount the holder of such Certificate is entitled as set forth in Section 3.3(b)(ii).

(f)              Withholding Rights. Each of the Paying Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so deducted or withheld by the Paying Agent, Parent or the Surviving Company, as the case may be, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Company, as applicable, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of

Shares or Company Options, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, Parent or the Surviving Company, as the case may be.

3.4             Adjustments

.  Notwithstanding anything to the contrary herein, in the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be adjusted to provide to Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.4 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

3.5             Agreement of Fair Value

.  Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after March 29, 2018 and prior to the date of this Agreement (excluding any disclosures set forth in the SEC Reports (A) under the captions “Risk Factors” or “Forward-Looking Statements”, (B) in any other section relating to forward-looking statements and (C) otherwise to the extent they are cautionary, predictive or forward-looking in nature) (provided that in no event shall any disclosure in such SEC Reports qualify or limit the representations and warranties in Section 4.1, Section 4.2, Section 4.3 or Section 4.4) or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and each other representation and warranty set forth in this Article IV solely to the extent that it is reasonably apparent on its face that such information is relevant to any such other representation and warranty), the Company hereby represents and warrants to Parent and Merger Sub that:

4.1             Organization, Standing and Power

.

(a)              The Company is an exempted company duly incorporated with limited liability, validly existing and in good standing under the Laws of the Cayman Islands.  The Company has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)             The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the memorandum and articles of association of the Company

(the “Memorandum and Articles of Association”), in each such case, as currently in effect as of the date hereof.  The Memorandum and Articles of Association are in full force and effect.

4.2             Authorization

.  The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, the Plan of Merger and all documents to be entered into in connection with the Merger, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby, subject only to the affirmative vote (in person or by proxy) of the holders of two-thirds (2/3) of all of the outstanding Shares entitled to vote thereon present in person or by proxy at the Shareholders Meeting, or any adjournment or postponement thereof, to approve this Agreement (the “Company Requisite Vote”), the Plan of Merger  and the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Government Gazette pursuant to the CICL.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).  The Board of Directors, at a duly called and held meeting, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s shareholders, (ii) approved and adopted this Agreement and the Plan of Merger, subject to the terms of this Agreement, (iii) resolved to recommend that the shareholders of the Company vote in favor of the approval of this Agreement, the Plan of Merger and the Merger (the “Recommendation”) and (iv) directed that this Agreement, the Plan of Merger and the Merger be submitted to the shareholders of the Company for their approval.  The only vote of the shareholders of the Company required to approve this Agreement, the Plan of Merger and the transactions contemplated hereby is the Company Requisite Vote.

4.3             No Conflicts; Governmental Approvals

.

(a)              The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach or violate the Memorandum and Articles of Association, or other organizational documents or shareholders agreements of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.3(b) have been obtained, all filings described in such clause have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any property or asset of the Company or its Subsidiaries pursuant to, any Contract or obligation to which the Company or its Subsidiaries are a party or by which any of their respective properties or assets are bound, except, in the case of the foregoing clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)             The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) compliance with the applicable requirements of the Exchange Act and state securities, takeover and “blue sky” laws, (ii) compliance with the applicable requirements of the New York Stock Exchange, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iv) the approval of the Merger by the Brazilian antitrust authorities and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to (A) prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company or (B) have, individually or in the aggregate, a Material Adverse Effect.

4.4             Capitalization

.

(a)              The authorized share capital of the Company consists of 92,500,000 Shares. As of April 26, 2019 (the “Capitalization Date”), (i) 31,056,244 Shares are issued, fully paid and outstanding and (ii) 1,121,315 Shares are reserved for future issuance upon exercise of all outstanding Company Options. From the close of business on the Capitalization Date until the date of this Agreement, no Company Options have been granted and no Shares have been issued except for Shares issued pursuant to the exercise of outstanding Company Options.  Section 4.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list, on a holder-by-holder basis, of all the Company Options issued and outstanding as of the date hereof, the vesting schedule and the exercise price of each such Company Option.

(b)             Except as set forth in Section 4.4(a), as of the date of this Agreement, (i) there are no issued and outstanding or authorized (A) shares or other voting securities of the Company, (B) securities of the Company convertible into, denominated in, or exchangeable for shares or other voting securities of the Company or (C) options, warrants, calls, phantom shares or other rights to acquire from the Company, or obligations of the Company to issue or sell, any shares, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any shares or voting securities of the Company and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares.  All outstanding Shares, and all Shares reserved for issuance as noted in Section 4.4(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive rights.  Each of the outstanding shares of each of the Company’s Subsidiaries that is a company is duly authorized, validly issued, fully paid and non-assessable and all such shares are owned by the Company or a Subsidiary of the Company and are owned free and clear of all Liens, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except where any such failure to own any such shares free and clear would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c)              The registration of foreign direct investment of NS2.com Internet S.A. is correct and complete, reflecting an amount of R$1,254,032,433, and is properly recorded and evidenced by all required documentation under applicable laws and regulations, including corporate documents and foreign exchange agreements.

4.5             Subsidiaries

.  Section 4.5 of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries (all of which are wholly-owned by the Company or one of the Company’s Subsidiaries), and (ii) the jurisdiction of organization of each such Subsidiary.  Other than as set forth in Section 4.5 of the Company Disclosure Schedule, there are no other entities in which the Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same.  Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization.  Each such Subsidiary has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.6             SEC Filings; Financial Statements; Undisclosed Liabilities

.

(a)              The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since April 12, 2017 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”).  As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing.  As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports or registration statements filed by the Company pursuant to the Securities Act so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement.  Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.  None of the Company’s Subsidiaries is, or at any time since the Applicable Date has been, required to file any forms, reports, statements or other documents with the SEC.

(b)             The audited consolidated financial statements of the Company and its Subsidiaries (including all notes thereto) that have been provided by the Company to Parent (the “Audited Financial Statements”), which Audited Financial Statements will be included in the Company’s Annual Report on Form 20-F as of, and for the fiscal year ended, December 31, 2018 to be filed with the SEC on or before April 30, 2019, have been prepared from, and in accordance with, the books and records of the Company and its Subsidiaries, have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and shareholders’ equity for the periods indicated, and are accompanied by an unqualified opinion of the Company’s independent accounting firm.

(c)              The Company maintains disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.  Other than as set forth in Section 4.6(c) of the Company Disclosure Schedule, such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  The Company and its Subsidiaries maintain their books and records in a manner intended to fairly reflect their transactions and dispositions of assets, and the Company maintains a system of internal controls and procedures designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s authorizations; (ii) transactions are recorded as necessary to permit preparation of periodic financial statements in accordance with IFRS; (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s authorizations and to maintain accountability of corporate assets; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the Applicable Date, the Company’s principal executive officer and principal financial officer have disclosed, based on their evaluation of the Company’s internal control over financial reporting, to the Company’s outside auditors and the Audit Committee of the Board of Directors any instances identified by them or of which they have been made aware of (A) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, which disclosure to the extent made prior to the date of this Agreement has been made available to Parent prior to the date of this Agreement.  Except as disclosed in the Company’s Annual Report on Form 20-F as of, for the fiscal year ended, December 31, 2017 filed with the SEC, there are no other significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting, and the Company has used reasonable best efforts to remediate and respond to the significant deficiencies and material weaknesses identified in such Annual Report.  Since the Applicable Date, any material change in internal control over financial reporting required to be disclosed in any SEC Reports has been so disclosed.

(d)             Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are in accordance with the requirements set forth in such regulations, as applicable.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Since the Applicable Date, neither the Company nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e)              As of the date of this Agreement, there are no outstanding unresolved comments from any comment letters received by the Company from the SEC relating to reports, statements, schedules, registration statements or other filings filed or furnished by the Company with the SEC.  To the Knowledge of the Company, as of the date of this Agreement, none of the SEC Reports is the subject of any ongoing review by the SEC.  The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since the Applicable Date through the date of this Agreement relating to the SEC Reports and all written responses of the Company thereto through the date of this Agreement. As of the date of this Agreement, none of the SEC Reports is the subject of any confidential treatment request by the Company.

(f)              Since the Applicable Date through the date of this Agreement, to the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or other representative of the Company or any Subsidiary has received in writing (including email) or through other reporting systems, such as whistleblower phone lines, or otherwise obtained knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after the Applicable Date, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company any evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after the Applicable Date, by the Company or any of its officers, directors, employees or agents.

(g)             Except (i) as disclosed, reflected, accrued or reserved against in the Audited Financial Statements; (ii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2018; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement; and (iv) for liabilities or obligations permitted by this Agreement or incurred in connection with this Agreement or the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, determined or contingent, other than those which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.7             Compliance With Laws; Permits

.

(a)              The Company and its Subsidiaries are not, and since the Applicable Date have not been, in breach, default or violation of any Law applicable to the Company or any of its Subsidiaries or by which any of their respective shares, securities, equity interests, properties or assets are bound or affected, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice or communication in writing of any material non-compliance with any material applicable Laws that has not been cured. The Company and its Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, grants, easements, variances, exceptions, certificates, approvals and franchises from Governmental Authorities required to conduct their respective businesses and own, lease, operate and use their respective properties as being conducted as of the date hereof and as of the Effective Time (“Permits”), except for any such Permits the absence of which would not reasonably be expected to be, individually and in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and the Company and its Subsidiaries are in compliance with the terms of such Permits in all material respects.

(b)             During the past five (5) years, none of the Company or any of its Subsidiaries, any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries, or other Person acting on behalf of any of the foregoing, is or has been in breach, default or violation, in any material respect, of any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 et seq.), the Anti-Corruption Law of Brazil (Law No. 12,846/2013) or any other similar applicable foreign or domestic Law to which the Company or its

Subsidiaries are subject that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”), any applicable anti-money laundering Laws or any applicable Sanctions. None of the Company or any of its Subsidiaries or any of their respective Affiliates, directors, officers, or, to the Knowledge of the Company, its other Representatives (in each case acting on the Company’s or any of its Subsidiaries’ behalf and in their capacities as such) has directly or indirectly (i) used any corporate funds to make or provide any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality that was illegal under any Anti-Corruption Laws, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, or receive any unlawful kickback or bribe. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(c)              None of the Company, its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee of the Company or its Subsidiaries is, or is owned or controlled by, a Person that is the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority (collectively, “Sanctions”), or engages in any dealings or transactions with any such person to the extent prohibited by applicable Sanctions.  None of the Company, its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee of the Company or its Subsidiaries is located, organized or resident in a country or territory that is the subject or target of Sanctions (which, as of the date hereof, includes Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

(d)             Since the Applicable Date, and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries has received written notice that it is the subject of any bribery, improper contribution or anti-kickback investigation by any Governmental Authority and, to the Company’s knowledge, no such investigation is pending or threatened.

4.8             Material Contracts

.

(a)              Except (1) for this Agreement, and (2) as set forth in Section 4.8 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by any binding note, bond, mortgage, indenture, contract, agreement, lease, license or other binding instrument or arrangement, whether written or oral, (each, a “Contract”) of the following type:

(i)               any Contract or series of Contracts with a supplier or vendor pursuant to which the Company and/or its Subsidiaries acquired goods that generated gross revenues in excess of $30,000,000 in the fiscal year ended December 31, 2018 (such supplier or vendor, a “Key Supplier”);

(ii)             any Contract providing for the sale by the Company and/or its Subsidiaries of a good and/or service of more than $30,000,000 in any 12 month period;

(iii)           any Contract providing for the purchase by the Company and/or its Subsidiaries of a good and/or service from third party vendors or suppliers of more than $30,000,000 in each such case during the Company’s fiscal year ended December 31, 2018 that is not terminable without material penalty on 90 days or shorter notice by the Company or any of its Subsidiaries;

(iv)            any Contract granting the Company or any of its Subsidiaries the right to use or occupy any Leased Real Property;

(v)             any Contract that contains covenants binding upon the Company or any of its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries or any of their respective Affiliates to engage in any business activity or compete in any business or with any Person or in any geographic area;

(vi)            any Contract that obligates the Company or any of its Subsidiaries to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” or similar covenants;

(vii)          any Contract that contains any provision that requires the purchase of all (or substantially all) of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(viii)        any Contract that grants any right of first refusal, right of first offer or similar right with respect to any assets or business of the Company or any of its Subsidiaries;

(ix)            any joint venture, partnership or other similar Contract relating to the formation, creation, operation, management or control of any partnership or joint venture (other than any such Contract with respect to any partnership or joint venture that is wholly owned by the Company or any of its Subsidiaries);

(x)             any indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract pursuant to which any funded indebtedness of the Company or any of its Subsidiaries, in each case in excess of $3,000,000, is outstanding (other than any such Contract between or among any of the Company and any of its Subsidiaries);

(xi)            any indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract that provides for or contains any cross-default, cross-acceleration or similar covenants;

(xii)          any Contract that expressly prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or expressly prohibits the pledging of the capital stock of the Company or any of its Subsidiaries;

(xiii)        any Contract with respect to any acquisition and divestiture pursuant to which the Company or any of its Subsidiaries has “earn-out” or other deferred payment obligations, in each case, that would reasonably be expected to result in payments in excess of $3,000,000;

(xiv)         any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any Person beneficially owning five percent (5%) or more of the outstanding Shares, on the other hand, and any Contracts entered into on arm’s length terms in the ordinary course of business;

(xv)          any Contract where the Company or any of its Subsidiaries grants or receives rights in or to Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, excluding (A) commercially available, non-exclusive licenses or services agreements and (B) non-exclusive licenses granted by the Company and its Subsidiaries to customers in the ordinary course of business;

(xvi)         any Contract with a Key Supplier containing any change of control restriction or prohibition or containing a requirement on the Company or any of its Subsidiaries to obtain the consent of, or that entitles the counterparty to terminate or amend the terms of, the Contract in connection with, a change of control of the Company; and

(xvii)       any Contract required to be filed as an exhibit to the SEC Reports.

Each Contract described in the foregoing clauses (i)-(xvii), whether or not set forth in Section 4.8 of the Company Disclosure Schedule or listed in any “Exhibit Index” of any SEC Report, is referred to herein as a “Material Contract”).

(b)              The Company has made available to Parent correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder through the date hereof). Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and its Company Subsidiaries, taken as a whole, (A) the Company or a Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, are not in material breach of, default or material violation under, or has provided or received any written notice of any intention to terminate any of such Material Contracts and (B) no event has occurred that with notice or lapse of time, or both, would constitute such a material breach, default or material violation and neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract.

4.9             Absence of Certain Changes.

(a)              Since December 31, 2018 through the date of this Agreement, except for events giving rise to, or contemplated by, this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and in a manner consistent with past practice, and (ii) the Company and its Subsidiaries have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(vii), Section 6.1(b)(x) or Section 6.1(b)(xiii).

(b)             Since December 31, 2018, there has not occurred any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

4.10          Legal Proceedings

.   There are no investigations, audits, assessments, suits, claims, actions, proceedings, or arbitrations (each, an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, other than any such Action that would not reasonably be expected to (a) result in payments in excess of $3,000,000, or (b) be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Except as set forth in Section 4.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or any of their respective material properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  The Company and its Subsidiaries are, and have been, at all times in compliance with the terms and the requirements of the Settlement Agreement.

4.11          Employee Benefit Matters.

(a)              Section 4.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Plan. As used in this Agreement, the term “Company Plan” means each employee benefit or compensation plan, scheme, program, policy, practice, contract, agreement, arrangement including, but not limited to, each stock purchase, stock option, severance, employment, change-of-control, bonus, incentive, deferred compensation, retention, vacation, insurance or other obligation that, in each case, is sponsored, maintained or contributed to by, or required to be contributed to by, the Company and any of its Subsidiaries for Company Employees, directors or individual consultants, including any Company Share Plans, but excluding in each case any plans, programs or arrangements that are maintained or operated by any Governmental Authority.

(b)             With respect to each Company Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Company Plan document, including any amendments thereto, (ii) a written description of such Company Plan if such plan is not set forth in a written document, and (iii) the most recently prepared actuarial report.

(c)              (i) Each of the Company Plans, and the administration thereof, is, and has been, in material compliance with its terms and the requirements provided by applicable Laws, (ii) there is no claim or proceeding pending or, to the Knowledge of the Company, threatened (other than routine claims and appeals for benefits by participants), involving any Company Plans, and (iii) all contributions or other amounts payable by the Company and its Subsidiaries with respect to each Company Plan in respect of current or prior plan years have been made in accordance with applicable accounting principles.

(d)             Each Company Plan that is intended to be qualified or exempted under applicable Laws is so qualified or exempted and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan.  Neither the Company nor any of its Subsidiaries has engaged in a transaction in respect of any Company Plan in connection with which the Company or any of its Subsidiaries reasonably would be subject to a civil penalty or tax for breach of fiduciary or other obligations in an amount that would be material to the Company and its Subsidiaries, taken as a whole.

(e)              None of the Company Plans is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended. Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to, or has any obligation to contribute to, and has no liability (contingent or otherwise) in respect of, any defined benefit pension plan. None of the Company nor any entity that is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code sponsors, maintains or contributes to, or has any obligation to contribute to, and has no liability (contingent or otherwise) in respect of, any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA.  No Company Plan provides medical or death benefits to Company Employees beyond termination of employment, except as required by applicable Law.

(f)              Except as set forth in Section 4.11(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger, either alone or in combination with another event, would (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any Company Employee, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation due to any such Company Employees.

4.12          Labor.

(a)             Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any labor agreement, union contract or collective bargaining agreement, and there are no labor unions, works councils or other organizations representing any Company Employee other than omnibus agreements (convenções coletivas) covering substantially all employees in a jurisdiction pursuant to the Laws or customary practice of that jurisdiction respecting employees.  As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

(b)            Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, except when the failure to comply with any such Laws would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.13          Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies of the Company and its Subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its Subsidiaries operate and (b) all premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof.

4.14          Real Property

.  Section 4.14 of the Company Disclosure Schedule sets forth a complete and accurate list of all leases, subleases, licenses and other similar real property agreements (together with any amendments or modifications thereto) granting a right to use, occupy or access the Leased Real Property (each a “Real Property Lease”) pursuant to which the Company or a Subsidiary of the Company, as applicable, is party as of the date of this Agreement.  The Company has made available to Parent true, complete and accurate copies of each Real Property Lease, together with any amendments thereto through the date hereof.  Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Real Property Lease is a valid and binding obligation of the Company or a Subsidiary of the Company, as applicable, and, to the Knowledge of the Company, the other party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Real Property Lease by the other party thereto and subject to the Bankruptcy and Equity Exception).  Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) each of the Real Property Leases is valid, binding and in full force and effect as against the Company or any Subsidiary and, to the Knowledge of the Company, as against the other party thereto, (b) neither the Company nor any Subsidiary is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any of the Real Property Leases and neither the Company nor any Subsidiary has taken or failed to take any action which, with notice, lapse of time, or both, would constitute a default and (c) neither the Company nor any Subsidiary has received or given any claim of default under any such agreement which remains uncured.  Except (i) as disclosed in Section 4.14 of the Company Disclosure Schedule, (ii) for those which are a Permitted Lien and/or (iii) for agreements, leases and subleases entered into in the ordinary course of business, (x) there are no written or oral subleases, concessions or other contracts granting to any Person other than the Company or a Subsidiary of the Company the right to use or occupy any Leased Real Property and (y) there are no outstanding options or rights of first refusal to purchase all or a portion of such Leased Real Property. The Company and its Subsidiaries do not own any material real property.

4.15          Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)              The Company and each of its Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) have paid all Taxes due and payable by any of them (whether or not shown as due on such filed Tax Returns); and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  Neither the Company nor any of its Subsidiaries has any Tax liability for which an adequate Tax reserve has not been established on the Audited Financial Statements of the Company and its Subsidiaries.

(b)             All Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any Person have been deducted, withheld and timely paid to the appropriate Governmental Authority.

(c)              No deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed in writing by any Governmental Authority against the Company or any of its Subsidiaries.

(d)             No Tax audits, examinations, investigations or other proceedings with respect to any Tax liability of the Company or any of its Subsidiaries are currently pending, and no such audit, examination, investigation or other proceeding against the Company or any of its Subsidiaries has been threatened in writing.

(e)              There are no Liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

(f)              Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other commercial agreements or contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its Subsidiaries), (ii) has any liability for Taxes of any other Person as a transferee or successor, (iii) is or has been a member of any consolidated, combined, unitary or similar Tax group (other than a group the members of which are solely the Company and its Subsidiaries) or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(g)             No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(h)             Neither the Company nor any of its Subsidiaries has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i)               Neither the Company nor any of its Subsidiaries has executed any closing agreement or any other binding written agreement with any Tax authority or has received or applied for any ruling from any Tax authority that has continuing legal effect on the Company or any Subsidiary.

4.16          Intellectual Property.

(a)              Section 4.16(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending applications for registration of trademarks, (iii) registered copyrights and pending applications for registration of copyrights, and (iv) registered internet domain names, in each case that are owned by the Company or its Subsidiaries (the “Company Registered IP”).  The Company Registered IP: (x) is valid, subsisting and in full force and effect and, to the Company’s Knowledge, enforceable; and (y) has not been canceled, abandoned, expired, or otherwise terminated.  Except as set forth in Section 4.16(a)(ii) of the Company Disclosure Schedule, no action is pending, or to the Company’s Knowledge threatened, challenging the validity, enforceability, registration, ownership or use of any of the Company Registered IP.

(b)              (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries exclusively own their material Intellectual Property (the “Company Owned IP”), free and clear of all Liens except Permitted Liens, and own or have a valid license to use all Intellectual Property that is necessary to conduct their businesses as currently conducted (provided that the foregoing will not be read as a non-infringement representation); (ii) the Company Owned IP is valid and, to the Company’s Knowledge, enforceable, and has not been adjudged invalid or unenforceable in whole or in part by any Governmental Authority; (iii) none of the Company or any of its Subsidiaries has agreed to indemnify any Person for or against any infringement, violation or misappropriation with respect to any Company Owned IP; (iv) for each item of Intellectual Property licensed to the Company or any of its Subsidiaries that is material to the business (other than commercially available, off-the shelf software licenses) (“Company Licensed IP”), each such license is valid, in full force and effect and binding and enforceable against the Company and its Subsidiaries, and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception; (v) the Company and its Subsidiaries have the right to use such Company Licensed IP in the continued operation of their respective business in accordance with the terms of the license agreement, and to the Knowledge of the Company, no party to any license of the Company Licensed IP is in material breach thereof or material default thereunder; (vi) neither the execution of this Agreement nor the transactions contemplated hereby shall result in the loss of, or adversely affect, the Company’s or any of its Subsidiaries’ rights or interests with respect to the Company Owned IP or the Company Licensed IP; (vii) (1) the Company’s and its Subsidiaries’ current conduct of their businesses has not and does not infringe, violate or misappropriate the Intellectual Property of any third party and (2) to the Knowledge of the Company, the Intellectual Property owned by the Company and its Subsidiaries has not been, and is not being, infringed, violated or misappropriated by any third party; and (viii) the Company and its Subsidiaries take reasonable efforts to protect and maintain their trade secrets and confidential information and the integrity and security of their material software, networks and systems, and as of the date hereof, to the Knowledge of the Company, there have been no material breaches, outages or violations of same.

(c)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any general public license or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are distributed or made available to third parties in any manner that would materially restrict the ability of the Company or its Subsidiaries to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (1) any material source code used in the business of the Company or any of its Subsidiaries (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (2) any restriction on the consideration to be charged for the distribution of any such source code; or (3) the grant to any third party of any rights or immunities under Intellectual Property owned by the Company or any of its Subsidiaries; (ii) neither the Company, nor any of its Subsidiaries are party to any source code escrow agreement or other agreement or arrangement requiring the disclosure or deposit of source code of any software developed by or on behalf of the Company or any of its Subsidiaries and no source code to any such software has ever been disclosed, delivered, licensed, or otherwise released to any third party pursuant to an escrow arrangement or otherwise (other than disclosures to third party consultants performing work on behalf of the Company); (iii) the information technology and data processing systems, facilities and services used by the Company and its Subsidiaries, including all software, technology, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are adequate for the operation of the business of the Company and its Subsidiaries as currently conducted, operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries, and have not materially malfunctioned or failed within the past three (3) years; (iv) the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are free from material defects, bugs and errors, and that they do not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials; and (v) the Company and its Subsidiaries have all rights necessary to operate and maintain all mobile applications (“Company Apps”) and websites of the Company and its Subsidiaries, including the right to possess and use users’ IP addresses, and to the Knowledge of the Company, the Company Apps are, and have been, in full compliance with any relevant policies, procedures or requirements of Google Play Store, Apple App Store and any other material contractual partner of the Company and its Subsidiaries.

(d)              Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each current and former employee and officer of the Company or any of the Subsidiaries has executed appropriate formal written agreements, and each consultant to the Company or any of the Subsidiaries has executed a written consulting agreement, and all of such agreements contain a provision pursuant to which the employees, officers, consultants or independent contractors assign in favor of the Company or the applicable Subsidiary of the Company, as assignee, a present grant of sole and exclusive perpetual ownership of all Intellectual Property, developed for the Company or applicable Subsidiary of the Company by such employees, officers, consultants or independent contractors, without any restrictions or obligations on the Company’s or any of its Subsidiary’s ownership and use of such Intellectual Property, which agreements and related provisions are in full force and effect and are binding and enforceable against the Company and its Subsidiaries, and, to the Company’s Knowledge, the other parties thereto, in accordance with their terms, except, in each case, where such rights arise in the Company by operation of law; (ii) no current or former employee, officer or consultant of the Company or any of its Subsidiaries has excluded works or inventions related to the Company’s or any of its Subsidiaries’ business as now conducted or as presently proposed to be conducted from his, her or its assignment of inventions pursuant to such agreements; (iii) no current or former employee or officer of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Intellectual Property used by the Company or any of the Subsidiaries; and  (iv) to the Company’s Knowledge, no employee, officer or consultant is in violation or breach of any such agreements concerning Intellectual Property.

4.17          Data Privacy.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in connection with its collection, storage, transfer (including, without limitation, any transfer across national borders), use and/or disposal of any data and personally identifiable information collected from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), each of the Company and its Subsidiaries (i) is and has been in compliance with all applicable Laws in all relevant jurisdictions regarding the collection, storage, transfer, use or disposal of Personal Information, the Company’s and its Subsidiaries’ terms of service and privacy policies and the requirements of any Contract or codes of conduct to which the Company or any of its Subsidiary is a party; (ii) has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use and/or disclosure; (iii) are and have been in compliance with all Laws relating to data loss, theft and breach of security notification obligations and (iv) have made all necessary disclosures to, and obtained all necessary consents from, users, customers, employees, contractors and any other applicable persons required by applicable Laws relating to data privacy, data protection and data security and have filed any required registrations with the competent data protection authorities.  Except as set forth in Section 4.17 of the Company Disclosure Schedule, to the Company’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained by or on behalf of the Company or any of its Subsidiaries in the past three (3) years, except as set forth on the Settlement Agreement.  Except as set forth in Section 4.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice of any kind of proceeding, complaint, litigation, action, suit, investigation, claim, or arbitration brought by any Governmental Authority against the Company or any of its Subsidiaries or, within the twelve months prior to the date hereof, any written complaint from any Person, pertaining to the data privacy practices of the Company or any of its Subsidiaries or their compliance with data privacy laws, except as set forth on the Settlement Agreement.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the Merger and the transactions contemplated by this Agreement will not (i) violate the Company’s or the Subsidiaries’ terms of service or privacy policies, (ii) require the Company or any of its Subsidiaries to provide any notice to, or seek any consent from, any user, employee, customer, supplier, service provider or other third party thereunder as it relates to Personal Information, or (iii) under applicable Laws and the Company’s and its Subsidiaries’ privacy policies, restrict the ability of the Company or any of its Subsidiaries to use Personal Information after the Closing.

4.18          Environmental Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) neither the Company nor any of its Subsidiaries is in violation of any applicable Environmental Law; (b) each of the Company and its Subsidiaries has all Permits required under any applicable Environmental Laws for the operation of its respective businesses as currently conducted, and, as of the date hereof, is in compliance with the requirements of such Permits; (c) neither the Company nor any of its Subsidiaries has received, as of the date hereof, written notice of any pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings regarding any Environmental Law against the Company or any of its Subsidiaries; and (d) Hazardous Materials are not present at any real properties owned, leased or operated by the Company or any of its Subsidiaries under conditions that would reasonably be expected to result in (i) an order from any Governmental Authority for clean up or remediation of Hazardous Materials, or (ii) an action, suit or proceeding by any private party or Governmental Authority under any applicable Environmental Laws, in either case of clause (i) or (ii) against the Company or any of its Subsidiaries.

4.19          Proxy Statement.

None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the information statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such information statement, as amended or supplemented, the “Proxy Statement”) will, at the time of the Shareholders Meeting and at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.

4.20          Opinions of Financial Advisors.

Goldman Sachs & Co. LLC (the “Financial Advisor”) has delivered to the Board of Directors a written opinion (or an oral opinion to be confirmed in writing), dated the date of this Agreement, that, as of such date, and based on and subject to the assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration to be paid to the holders of Shares (other than Parent Shares, Cancelled Shares and Subsidiary Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.  A copy of such opinion will be delivered to Parent promptly after the date of this Agreement for information purposes only.  The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement.

4.21          Takeover Statutes.

Assuming the accuracy of the representations and warranties contained in Section 5.9, other than the CICL, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover Law is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

4.22          No Brokers.

Other than the Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

4.23          Related Party Transactions.

Except as disclosed in Section 4.23 of the Company Disclosure Schedule, as of the date hereof, there is no agreement, contract or any other right or obligation (or promise to undertake any of the foregoing) involving the Company or any of its Subsidiaries, on one side, and any of its Related Parties, on the other side.

4.24          No Other Representations or Warranties.

Except for the representations and warranties contained in this Article IV, the Company hereby disclaims any and all other express or implied representation or warranty with respect to the Company and with respect to any other information provided to Parent or Merger Sub.  Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face:

5.1             Organization, Standing and Power.

Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the articles of incorporation and bylaws of Parent and memorandum and articles of association of Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

5.2             Authorization.

Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly adopted by the board of directors of Merger Sub and the execution, delivery and performance of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the boards of directors of Parent and Merger Sub and, immediately following the execution of this Agreement, Parent will approve this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole shareholder of Merger Sub and promptly deliver to the Company evidence of its vote or action by written consent approving this Agreement in accordance with applicable Law and the memorandum and articles of association of Merger Sub, and no other corporate proceedings or shareholder or similar action on the part of Parent or Merger Sub are necessary to authorize, adopt or approve this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Government Gazette pursuant to the CICL).  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3             No Conflicts; Governmental Approvals.

(a)              The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby, will not (i) breach, violate or conflict with the articles of incorporation, bylaws or other governing documents of Parent, the memorandum and articles of association of Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or any Affiliate thereof or by which any of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, is a party or by which Parent or Merger Sub or its or their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)             The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii)  compliance with the applicable requirements of the New York Stock Exchange, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4             Vote / Approval Required.

No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates other than Merger Sub is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger, other than such approvals as have already been obtained.  The approval and/or ratification of this Agreement by Parent as the sole shareholder of Merger Sub (which shall occur immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of shares in the capital of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

5.5             Legal Proceedings.

There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective Subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, have, individually or in the aggregate, a Parent Material Adverse Effect.

5.6             Operations and Ownership of Merger Sub.

The authorized share capital of Merger Sub consists solely of 5,000,000 ordinary shares, par value $0.01 per share, and the issued share capital of Merger Sub is 1 ordinary share, which is validly issued, fully paid and outstanding.  All of the issued and outstanding share capital of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other document related to this transaction and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

5.7             Capital Resources.

Parent has or will have sufficient funds to consummate the Merger on the terms contemplated by this Agreement and, at the Effective Time, Parent will have available, and will make available to Merger Sub, all of the funds necessary to consummate the Merger and the other transactions contemplated by this Agreement and to make all required payments in connection therewith and perform their other obligations hereunder pursuant to the terms hereof.  Notwithstanding anything to the contrary contained herein, Parent acknowledges and agrees that in no event shall the receipt or availability of any funds or financing by Parent or any of its Affiliates be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

5.8             Proxy Statement.

None of the information supplied or to be supplied by or on behalf of each of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time of the Shareholders Meeting and at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

5.9             Ownership of Shares.

None of Parent, Merger Sub or any of their respective Affiliates or Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Affiliates or Subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares.

5.10          No Brokers.

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, for which the Company will be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

5.11          No Other Information.

Except for the representations and warranties contained in this Article V, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

Article VI
COVENANTS

6.1             Conduct of Business of the Company Pending the Closing.

(a)              During the Interim Period, except (i) as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Schedule, (ii) as required by applicable Law, (iii) as otherwise expressly contemplated or required by this Agreement or (iv) with the prior written consent of Parent, the Company shall, and shall cause its Subsidiaries to:  (A) conduct its and their respective businesses in the ordinary course of business and (B) to the extent consistent with the foregoing, use commercially reasonable efforts to preserve intact its and their present business organizations and preserve its and their present relationships with their customers and suppliers; provided that for the avoidance of doubt, the Company shall not be obligated to take any action that would not be permitted by Section 6.1(b).

(b)             During the Interim Period, except (i) as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Schedule, (ii) as required by applicable Law, (iii) as otherwise expressly contemplated or required by this Agreement or (iv) with the prior written consent of Parent, the Company shall not, and shall not permit its Subsidiaries to:

(i)               amend or otherwise change the Memorandum and Articles of Association or other applicable governing instruments;

(ii)             make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets) any corporation, partnership or other business organization or division thereof;

(iii)           issue, sell, or dispose of (or authorize the issuance, sale or disposition of), any Company Securities except for (A) the issuance of Shares upon the exercise of any Company Options as required by the terms of the Company Share Plan and the applicable award agreement, or (B) any issuance, sale or disposition to the Company or a wholly-owned Subsidiary of the Company by any Subsidiary of the Company;

(iv)            reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Shares (except for the settlement of any Company Options pursuant to the terms of the Company Share Plan);

(v)             make any loans, advances or any payments other than payments in the ordinary course of business to any Person in excess of $100,000 in the aggregate;

(vi)            sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, assign, transfer, pledge, charge, encumber, exclusively license, allow to expire, or dispose of any assets, rights or properties having a fair market value in the aggregate in excess of $1,000,000, other than sales, dispositions or licensing of equipment and/or inventory in the ordinary course of business consistent with past practice pursuant to existing Contracts;

(vii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company);

(viii)        authorize or make any capital expenditures in excess of $5,000,000 in the aggregate;

(ix)            enter into, modify, terminate, amend or renew, or waive, release or relinquish any material rights under any Material Contract, other than in the ordinary course of business in a manner consistent with past practice;

(x)             except for borrowings under the Working Capital Facilities entered into in the ordinary course of business and in a manner consistent with past practice and except for intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company, incur indebtedness for borrowed money in excess of $5,000,000, or modify in a manner adverse to the Company or any of its Subsidiaries the terms of any such indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any Person (other than a Subsidiary of the Company), other than in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more favorable than the indebtedness being replaced;

(xi)            except as required pursuant to the terms of any Company Plans in effect as of the date of this Agreement, or as otherwise required by applicable Law: (A) become a party to, establish, adopt, amend or terminate any Company Plan sponsored or maintained by the Company or any of its Subsidiaries (or any arrangement that would have been a Company Plan had it been entered into prior to the date of this Agreement) or any collective bargaining agreement or other agreement with a labor union, works council or similar organization covering Company Employees, or (B) increase the compensation of any Company Employee, except for (i) increases in annual salary or wage rate of Company Employees who are not officers of the Company in the ordinary course of business in a manner consistent with past practice, (ii) as a result of a “dissídio coletivo” that is binding on the Company pursuant to Brazilian labor law. or (iii) as set forth in Section 6.1(b) of the Company Disclosure Schedule;

(xii)          except as required pursuant to the terms of any Company Plans in effect as of the date of this Agreement, or as otherwise required by applicable Law: (A) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Plans (or any arrangement that would have been a Company Plan had it been entered into prior to the date of this Agreement), (B) grant or issue any option to purchase Shares under the Company Plan (or any arrangement that would have been a Company Plan had it been entered into prior to the date of this Agreement), (C) accelerate, in whole or in part, the vesting or exercisability of any option in connection with the Company Share Plan or (D) provide, modify or amend any security or collateral in respect of any obligation of the Company to any director, officer, shareholder or employee pursuant to any Material Contract;

(xiii)        make any change in (or request any Governmental Authority to change) any accounting or material Tax method, except as may be appropriate to conform to statutory or regulatory accounting rules or IFRS or regulatory requirements with respect thereto or other applicable Laws, make, change or revoke any material Tax election, settle or compromise any material Tax claim or liability or material claim for a refund of Taxes, change any material annual Tax accounting period, apply for any material Tax ruling from any Governmental Authority, enter into any material closing agreement or other material written binding agreement relating to Taxes or any material Tax sharing agreement, file any material amended Tax Return, file any material Tax Return other than one prepared in a manner consistent with past practice, surrender any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business);

(xiv)         other than as set forth in Section 6.1(b) of the Company Disclosure Schedule or as provided in Section 6.11 with respect to Transaction Litigation, settle or compromise any litigation, other than any settlement or compromise of litigation where the aggregate amount paid does not exceed $1,500,000;

(xv)          accelerate the collection of or discount accounts receivable, bill for work not yet performed, delay the payment of accounts payable or accrued expenses, or delay the purchase of supplies, in each case other than in the ordinary course of business consistent with past practice;

(xvi)         agree, authorize or commit to do any of the foregoing actions described in Section 6.1(b)(i) through Section 6.1(b)(xiv).

(c)              Parent and Merger Sub acknowledge and agree that:  (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control, direct or influence the operations of the Company or any of its Subsidiaries prior to the Effective Time, and (ii) prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations. No consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate applicable Law.

6.2             Access to Information.

(a)              During the Interim Period and subject to applicable Laws and Section 6.4(b), Parent shall be entitled (at Parent’s sole cost and expense), through its Representatives, to have access to the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books and records (including information and documentation relating to compliance with the Settlement Agreement) of the Company and its Subsidiaries as it reasonably requests upon reasonable advance notice.  The Company, its Subsidiaries, and their respective officers and employees shall provide, and the Company and its Subsidiaries shall use commercially reasonable efforts to cause their other respective Representatives to provide, any clarification as reasonably requested by Parent’s Representatives as to the businesses, operations, books and records (including information and documentation relating to compliance with the Settlement Agreement) of the Company and its Subsidiaries.  Any such access and examination shall be conducted during regular business hours and shall be subject to restrictions under applicable Law (including applicable Antitrust Laws).  The Company and its Subsidiaries shall reasonably cooperate with Parent’s Representatives in connection with such access and examination, and Parent and its Representatives shall use their commercially reasonable efforts to minimize any disruption to the business.  Notwithstanding anything herein to the contrary, (a) no such access or examination shall be permitted to the extent that such access or examination would give rise to a material risk of jeopardizing the attorney-client privilege or contravene any Law (including applicable Antitrust Laws) or Contract; provided that each party shall use its reasonable best efforts to obtain any required consents and take such other action (such as the entry into a joint defense agreement or other arrangement to avoid or alleviate loss of attorney client privilege) to permit such access or disclosure; provided further, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of this clause would apply, which efforts shall include, if such access or disclosure is prohibited by applicable Law, using reasonable best efforts to provide such access or disclosure in a manner that does not violate any applicable Law, and (b) the Company may elect to limit, or cause any of its Subsidiaries to limit, disclosure of any information to certain Persons designated, at the request of the Company, as a “clean team” of Parent (which persons must be reasonably acceptable to the Company).

(b)             The Company and its Subsidiaries shall promptly notify and provide copies to Parent of:

(i)               any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger;

(ii)              any instances identified of non-compliance with the Settlement Agreement;

(iii)           any notice received from any counterparty to a Material Contract communicating any intention to terminate such Material Contract; and

(iv)            the occurrence of any event, including any Action commenced that involves the Company or any of its Subsidiaries, which would be reasonably likely to (A) prevent or materially impair the consummation of the Merger or (B) result in the failure of any condition to the Merger set forth in this Agreement to be satisfied prior to the Effective Time; provided, that the delivery of any notice pursuant to this Section 6.2(b) shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party; provided, further, that the delivery of any notice pursuant to this Section 6.2(b) shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or affect the remedies hereunder of any Party; provided, further, that the failure to deliver any such notice shall not affect any of the conditions set forth in Sections 7.1 and 7.2 or give rise to any right to terminate under Article VIII.

(c)              Notwithstanding anything to the contrary contained herein, during the Interim Period, (x) without the prior written consent of the Company, Parent and Merger Sub shall not, and shall cause their controlled Affiliates and their respective Representatives not to, contact any suppliers, customers, independent contractors, landlords, lessors, banks, or any other Person whom the Company or any of its Subsidiaries have or have had a business relationship, other than in the ordinary course of business of Parent or any of its controlled Affiliates with respect to matters not involving the Company or its Subsidiaries, this Agreement or the transactions contemplated hereby, and (y) neither Parent nor Merger Sub shall have any right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).  The Company does not make any representation or warranty as to the accuracy of any information provided (if any) pursuant to this Section 6.2; provided that no investigation pursuant to this Section 6.2 by Parent, Merger Sub or their Representatives shall be deemed to modify any of the Company’s representations and warranties contained in Article IV.  No rights under this Section 6.2 can be exercised by Parent or any of its Representatives to prepare for, or otherwise in connection with, any Action relating to this Agreement.  Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement.

6.3             Further Action; Efforts.

(a)              Without limiting any other covenant in this Agreement, each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to (i) consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.  Subject to appropriate confidentiality protections, each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall furnish to the other such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b)             Each Party will use its reasonable best efforts to, and to cause each of its Subsidiaries and Affiliates to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.  Without limiting the generality of the undertakings pursuant to this Section 6.3, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall provide or cause to be provided as promptly as practicable to any applicable Governmental Authority information and documents requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under any Antitrust Law enforced by any Governmental Authority regarding pre-acquisition notifications for the purpose of competition reviews as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof, and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any Antitrust Law enforced by any Governmental Authority regarding pre-acquisition notifications for the purpose of competition reviews.  Parent shall be responsible for any filing fees and other expenses incurred in connection with making any such filings and/or submissions; provided, that each Party shall be responsible for its fees and expenses in responding to any requests for additional information in connection therewith.

(c)              Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.3(b) to obtain all requisite approvals and authorizations or the expiration of waiting periods for the transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any substantive communication received by such Party from, or given by such Party to, any Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private Party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings and communications between them and any Governmental Authority with respect to the transactions contemplated by this Agreement; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any Governmental Authority in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any communication, meeting or conference with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person.

(d)             No Party shall independently participate in any meeting or communication with any Governmental Authority where material issues would likely be discussed in respect of any such filings, investigation or other inquiry relating to Sections 6.3(b) or 6.3(c) without giving the other Parties’ reasonable prior notice of the meeting and, to the extent permitted by such Governmental Authority, a reasonable opportunity to attend and/or participate in such meeting or communication.  Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, the Parent shall, and shall cause its Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all steps necessary to (i) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or by any Governmental Authority, including by agreeing to Antitrust Remedies that are not Burdensome Conditions or (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the Outside Date).  The Company and its Affiliates shall cooperate with Parent and Merger Sub and use their reasonable best efforts in connection with the foregoing.

(e)              Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to (and the Company shall not and shall cause each of its Subsidiaries not to, without the prior written consent of Parent), agree to (i) any sale, license, divestiture or other disposition or holding separate (through establishment of a trust or otherwise) of any capital stock, businesses, assets (tangible or intangible), properties or other interests of Parent, Parent’s Subsidiaries, the Company or its Subsidiaries, (ii) the imposition of any limitation, restriction or condition on the ability of Parent, Parent’s Subsidiaries, the Company or its Subsidiaries to conduct their respective businesses or own, acquire, hold or exercise full rights of ownership of any capital stock, businesses, assets (tangible or intangible), properties or other interests, (iii) the imposition of any limitation, restriction or condition on Parent, Parent’s Subsidiaries, the Company or its Subsidiaries under any Antitrust Law, or (iv) any material modification or waiver of the terms and conditions of this Agreement (clauses (i) through (iv), “Antitrust Remedies”), in each case to the extent such Antitrust Remedies would reasonably be expected to have a material adverse impact on (A) the business of the Company and its Subsidiaries taken as a whole following the Merger or (B) the assets, properties or business of Parent or Parent’s Subsidiaries (other than, after the Effective Time, the Company and the Company Subsidiaries) (any such Antitrust Remedy under clause (A) or (B), a “Burdensome Condition”).

(f)              From the date of this Agreement through the date (i) of termination of the required waiting periods under all applicable Antitrust Laws and (ii) all approvals under applicable Antitrust Laws are obtained, neither Parent nor Merger Sub nor any of their Affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to materially hinder or delay, as applicable, the obtaining of the approvals required under applicable Antitrust Laws.

(g)             Notwithstanding anything herein to the contrary, commercially and/or competitively sensitive information and materials of a Party may, at the election of a providing Party, be provided to the other Party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other Party.

6.4             Publicity; Confidentiality.

(a)              The initial press release regarding the Merger shall be a joint press release of the Parties and substantially in the form attached hereto as Exhibit D (the “Press Release”).  Except in connection with (i) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby or (ii) a press release or other public statement that is (A) consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, SEC filings, Q&As or other publicly disclosed documents, in each case, to the extent such disclosure is still accurate, thereafter or (B) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto.  Notwithstanding the foregoing, (1) the Company may, without any consultation with Parent, solicit proxies from the Company’s shareholders in support of the Merger, (2) Parent, Merger Sub and their respective Affiliates, without consulting with the other, may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions and (3) no Party shall be required to engage in any such consultation regarding any statement, release or disclosure made by such Party in connection with the making of a Company Adverse Recommendation Change in accordance with the terms of this Agreement.

(b)             Each of the Company, Parent and Merger Sub will comply with the terms and conditions of the letter agreement, dated March 22, 2019, between the Company and Parent (the “Confidentiality Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other representatives to hold and treat, in confidence all documents and information concerning the other Party furnished to such Party in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect each in accordance with its terms.

6.5             Acquisition Proposals.

(a)              Except as expressly permitted by this Section 6.5, from and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to, (i) initiate, solicit, facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries with respect to, or the making of, any Acquisition Inquiry or Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to or for the purpose of encouraging or facilitating an Acquisition Inquiry or Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) execute or enter into, any merger agreement, acquisition agreement, letter of intent or similar document, agreement, commitment, or agreement in principle (in each case, whether written or oral, binding or nonbinding, but excluding any Acceptable Confidentiality Agreement) for any Acquisition Proposal.  The Company shall immediately cease (and cause its controlled Affiliates and its and their Representatives to cease) any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal, in each case that exist as of the date hereof.  The Company also agrees that it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof in connection with such Person’s consideration of acquiring the Company or a material portion of its assets.  The Company shall promptly (and in any event within 24 hours of receipt by the Company thereof) advise Parent orally and in writing in the event that the Company receives any Acquisition Inquiry or Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions of any such Acquisition Inquiry or Acquisition Proposal (including the identity of the counterparty).  Notwithstanding anything to the contrary herein, the Company may grant a limited waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Board of Directors of the Company. The Company shall (A) keep Parent reasonably informed of the status and material details (including any material change to the terms thereof and any other material developments with respect thereto) of any such Acquisition Proposal or such Acquisition Inquiry and any discussions concerning the material terms and conditions thereof and (B) provide to Parent as soon as practicable (and in any event within 24 hours) after receipt thereof copies of all written proposals, offers or drafts of proposed agreements with respect to any such Acquisition Inquiry or Acquisition Proposal. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or engaging in discussions or negotiations with a counterparty concerning an Acquisition Inquiry or Acquisition Proposal pursuant to Section 6.5(b). The Company shall not, and shall cause its Subsidiaries not to, contract with any Person subsequent to the date of this Agreement in a manner that would restrict the Company’s ability to provide information to Parent as required under this Section 6.5. The Company agrees that any violation of the restrictions set forth in this Section 6.5 by any Subsidiary or Representative of the Company shall be a breach of this Section 6.5 by the Company.

(b)             Notwithstanding anything to the contrary in Section 6.5(a) or Section 6.7, and without limiting Section 6.5(a), nothing contained in this Agreement shall prevent the Company or its Board of Directors from:

(i)               taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), making any “stop-look-

and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company) or making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided, that any such position, communication or disclosure (other than any stop, look and listen communication that includes a reaffirmation of the Recommendation) shall be deemed to be a Company Adverse Recommendation Change unless the Board of Directors expressly and concurrently reaffirms the Recommendation without qualification;

(ii)             prior to obtaining the Company Requisite Vote, (A) providing access to the Company’s or any of its Subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person or group who has made a bona fide written Acquisition Proposal that was unsolicited and was not obtained in connection with a breach of Section 6.5(a) or (B) contacting and engaging in any negotiations or discussions with any Person or group and their respective Representatives who has made a bona fide written Acquisition Proposal that was unsolicited and was not obtained in connection with a breach of Section 6.5(a), in each case in clauses (A) or (B) if the Board of Directors (1) shall have determined in good faith, in consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal and (2) shall have determined in good faith, in consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and in the case of clause (A), the Company also has received from the Person so requesting such information or making such Acquisition Proposal an executed Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or simultaneously with the time it is provided to such Person;

(iii)           prior to obtaining the Company Requisite Vote, making a Company Adverse Recommendation Change, to the extent permitted by Section 6.7; or

(iv)            resolving or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (iii).

(c)              The Company shall not be entitled to make a Company Adverse Recommendation Change unless, at any time prior to obtaining the Company Requisite Vote, (i) the Board of Directors of the Company determines in good faith, in consultation with the Company’s financial advisors and outside legal counsel, in response to a bona fide written Acquisition Proposal that was unsolicited and was not obtained in connection with a breach of Section 6.5, that (A) such Acquisition Proposal constitutes a Superior Proposal and (B) in light of such Acquisition Proposal, the failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law, (ii) the Company sends to Parent a written notice (a “Company Notice”) advising Parent that the Board of Directors proposes to consider such Acquisition Proposal a Superior Proposal and containing the material terms and conditions of the Superior Proposal (including the identity of the counterparty) and copies of any proposed transaction agreements with the Person making such Acquisition Proposal and a copy of any financing commitments relating thereto, (iii) during the four (4) Business Day period following Parent’s receipt of the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. São Paulo, Brazil time on the fourth Business Day immediately following the day on which the Company delivered the Company Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Acquisition Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional two Business Day (instead of four Business Day) period from the date of such notice), the “Notice Period”), if requested by Parent, the Company and its Representatives, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal by 5 p.m. Eastern Time on the last day of such period of four Business Days (or, if applicable, two Business Day period) and (iv) following the expiration of the Notice Period, the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, in consultation with the Company’s outside legal counsel and financial advisors, that the Acquisition Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect.

6.6             Proxy Statement.

(a)              As promptly as reasonably practicable following the date of this Agreement (and in any event, but subject to Parent’s timely performance of its obligations under Section 6.6(b), within ten (10) days of the date hereof or such later date as to which Parent consents in writing) the Company shall, with the assistance of Parent, prepare and furnish to the SEC on Form 6-K the Proxy Statement.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to holders of Shares as of the record date established for the Shareholders Meeting as promptly as reasonably practicable.

(b)             Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement.  Each of Parent and Merger Sub will furnish to the Company any information relating to it reasonably requested by the Company to comply with applicable Law.  Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the dissemination of the Proxy Statement (or any amendment or supplement thereto) to the shareholders of the Company, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith. Subject to and without limiting the right of the Board of Directors to make a Company Adverse Recommendation Change in accordance with the provisions of this Agreement, the Recommendation shall be included in the Proxy Statement.

(c)              If at any time prior to the Shareholders Meeting any information relating to the Company or its Affiliates or Parent, Merger Sub or their Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its shareholders such an amendment or supplement, in each case, as and to the extent required by applicable Law.  Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading.  The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be disseminated to its shareholders, in each case as and to the extent required by applicable Law.

6.7             Shareholders Meeting.

The Company, acting through its Board of Directors (or a committee thereof), shall (a) promptly but in no event later than ten (10) days after the date hereof (but subject to the last sentence of this Section 6.7), take all action required under the CICL, the Memorandum and Articles of Association and the applicable requirements of the New York Stock Exchange necessary to duly call and give notice of a meeting of its shareholders for the purpose of approving, ratifying, confirming and adopting this Agreement, the Plan of Merger and the transactions in connection with the consummation of the Merger (including any adjournment or postponement thereof, the “Shareholders Meeting”), and (b) convene and hold the Shareholders Meeting within twenty-one (21) days of the date such notice of a meeting is mailed to Company shareholders; provided that the Shareholders Meeting and any adjournment or postponement thereof shall be convened for a date previously agreed in writing between the Company and the Parent, and the Company shall not be permitted to postpone, recess, adjourn or cancel such meeting, unless (i) required by applicable Law, (ii) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Shareholders Meeting or (iii) Parent otherwise provides written consent to such postponements or adjournment.  The Company, acting through its Board of Directors (or a committee thereof), shall (a) include in the Proxy Statement the Recommendation and (b) unless the Board of Directors has made a Company Adverse Recommendation Change, use its reasonable best efforts to obtain the Company Requisite Vote; provided that, the Board of Directors may fail to include the Recommendation in the Proxy Statement or withdraw, modify, qualify or change the Recommendation (subject to any applicable requirements under the CICL), or formally resolve to effect or publicly announce an intention to effect any of the foregoing (a “Company Adverse Recommendation Change”), only in accordance with the terms and conditions of Section 6.5(c).  Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the Plan of Merger to its shareholders for a vote on the approval thereof.  The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 8.1, its obligations to hold the Shareholders Meeting pursuant to this Section 6.7 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Company Adverse Recommendation Change.

6.8             Stock Exchange Delisting;

Deregistration.  Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Company of the Shares from the New York Stock Exchange as promptly as practicable after (and only after) the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.9             Directors’ and Officers’ Indemnification and Insurance.

(a)              From and after the Effective Time, Parent agrees to cause the Surviving Company and each of its Subsidiaries to honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries listed in Section 6.9(a) of the Company Disclosure Schedule.  From and after the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the CICL and the Memorandum and Articles of Association to indemnify such Person (and Parent or the Surviving Company shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in enforcing such Person’s rights under this Section 6.9).

(b)             Each of Parent and the Surviving Company shall cooperate, and shall use reasonable best efforts to cause their respective Affiliates to cooperate, in the defense of any action, cause of action, claim, cross-claim or third-party claim or Proceeding of any kind that is subject to advancement of expenses, indemnification and exculpation from liabilities, and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)              The provisions in the Surviving Company’s and each of its Subsidiaries’ memorandum and articles of association and other similar governing or constituent documents and instruments with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s or such Subsidiaries’ memorandum and articles of association and other similar governing or constituent documents and instruments in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d)             Parent shall maintain, or shall cause the Surviving Company to maintain, at no expense to the beneficiaries, in effect for at least six (6) years from the Effective Time the policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries that are listed in Section 6.9 of the Company Disclosure Schedule (the “Existing Policies”) (provided that Parent or the Surviving Company may substitute therefor policies of at least the same coverage, with deductibles no larger than in the Existing Policies and containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time (which the Company shall use its reasonable best efforts to purchase prior to the Effective Time), which policies provide such directors and officers with coverage for an aggregate period of at least six (6) years from and after the Effective Time with respect to claims arising from facts or events that occurred at or before the Effective Time, including in respect of the Merger and the other transactions hereunder. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.   To the extent such prepaid policies have not been obtained by the Company prior to the Effective Time, (i) Parent shall not be required to pay aggregate premiums for insurance to satisfy the first sentence of this Section 6.9(d) in excess of 350% of the amount set forth in Section 6.9(d) of the Company Disclosure Schedule with respect to the Existing Policies (the “Maximum Amount”), and (ii) if Parent or the Surviving Company is unable to obtain such insurance coverage for the Maximum Amount, Parent shall, or shall cause the Surviving Company to, obtain as much insurance as can be obtained for the Maximum Amount.

(e)              If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates, restructures, recapitalizes, merges with or into any other Person or otherwise reorganizes and is not the continuing or surviving corporation or entity of such consolidation, restructuring, recapitalization, merger or other restructuring or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made by Parent or the Surviving Company, as the case may be, so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 6.9.

(f)              The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the Memorandum and Articles of Association or the articles of incorporation and bylaws or similar governing or constituent documents and instruments of any of the Company’s Subsidiaries, or under any applicable Contracts or Laws.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, its Subsidiaries or its or their directors, officers and employees, it being understood that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

(g)             The provisions of this Section 6.9 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.  The obligations of the Surviving Company under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of the affected Indemnified Party (it being expressly agreed that the Indemnified Parties and their heirs and representatives to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9).

6.10          Takeover Statutes.

If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.  Nothing in this Section 6.10 shall be construed to permit or require Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement or under applicable Law.

6.11          Transaction Litigation.

In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company or any of its Subsidiaries or any members of the Board of Directors after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent in writing of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof.  The Company shall give Parent the opportunity to participate (but not control), at Parent’s sole cost and expense, in the defense of any Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

6.12          Parent Vote.

Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole shareholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving, ratifying and confirming the Merger in accordance with all applicable Laws.

6.13          Obligations of Merger Sub.

Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement.

6.14          Release of Guarantees. Within ninety (90) days from the Closing Date, Parent and Merger Sub shall cause the Company to obtain the release of the guarantee given by Márcio Kumruian and his spouse under each of the Debenture Deed and the Guaranteed Agreements, regardless of payment of the relevant guaranteed obligations by the Company, and Márcio Kumruian and his spouse shall have no further liability with respect to such guarantees or guaranteed obligations.

Article VII
CONDITIONS OF MERGER

7.1             Conditions to Obligation of Each Party to Effect the Merger.

The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver, to the extent permitted by Law) at or prior to the Effective Time of the following conditions:

(a)              Shareholder Approval.  This Agreement and the Plan of Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote;

(b)             No Laws or Orders.  No law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction which prohibits, restrains or enjoins the consummation of the Merger and shall remain in effect; and

(c)              Specified Antitrust Laws.  The prior approval of the transaction by the Conselho Administrativo de Defesa da Concorrência – CADE as to the consummation of the transactions contemplated herein (the “CADE Approval”) shall have been issued and be final upon expiration of the fifteen (15) day waiting period set forth in Articles 162 and 172 of the Brazilian Antitrust Authority’s Internal Regulations (Regimento Interno do CADE), approved by Resolution 20 dated as of June 7, 2017 (or, if the matter had been taken to the Administrative Tribunal of the Brazilian Antitrust Authority as contemplated in items I and II of Article 162, such approval shall be valid, unconditional, effective and final only when a ruling not subject to any administrative appeal is issued by the Administrative Tribunal and all applicable waiting periods have expired); provided that, notwithstanding anything to the contrary in this Agreement, neither Parent, Merger Sub nor any of its Affiliates shall be obligated to agree to, accept, perform, or effect any Burdensome Condition required by any Governmental Authority in order to obtain the CADE Approval.

7.2             Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent, in its sole discretion) at or prior to the Effective Time of the following conditions:

(a)              Representations and Warranties.  Each of the representations and warranties of the Company set forth in (i) Sections 4.1(a), 4.2, 4.9(b), 4.21 and 4.22 shall be true and correct in all respects as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such specified date), (ii) Section 4.4 shall be true and correct in all respects as of the Effective Time as though made on and as of such date, except for de minimis inaccuracies and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except, in the case of this clause (iii), where the failures of any such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)             Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time.

(c)              No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, effect or circumstance that, individually or in the aggregate, has had a Material Adverse Effect.

(d)             Company Certificate.  Parent shall have received a certificate of (i) the principal executive officer and (ii) the principal operating officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(e)              Financial Statements.  The Company shall have filed with the SEC, in a current report under Form 6-K, the financial statements of the Company and its Subsidiaries (including all notes thereto) as of and for the three-month period ended March 31, 2019 on or prior to May 31, 2019 (the “First Quarter Financials”), and (i) the line item for net loss shall be no more than R$69,810,000, (ii) the line item for net sales shall be no less than R$310,400,000, (iii) the difference between Current Operating Liabilities and Current Operating Assets shall be no more than R$73,400,000, and (iv) Net Debt shall be no more than R$213,800,000, in each case as of and for the three-month period ended March 31, 2019.

(f)              Unqualified Financial Statements.  The Audited Financial Statements as of, and for the fiscal year ended, December 31, 2018 shall have been accompanied by an unqualified opinion of the Company’s independent accounting firm; provided that a “going concern” emphasis paragraph may be included without affecting the unqualified nature of such opinion, and the unaudited financial statements of the Company and its Subsidiaries as of and for the three month period ended March 31, 2019 shall have been reviewed by the Company’s independent accounting firm in accordance with and as required by the standards of the Public Company Accounting Oversight Board and consistent with past practice.

7.3             Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company, in its sole discretion) at or prior to the Effective Time of the following conditions:

(a)              Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect;

(b)             Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and

(c)              Certificate.  The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

7.4             Frustration of Closing Conditions.

Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the Merger and the other transactions contemplated hereby.

Article VIII
TERMINATION

8.1             Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the shareholders of the Company:

(a)              by mutual written consent of Parent, Merger Sub and the Company;

(b)             by either Parent or the Company if the Effective Time shall not have occurred on or before 5:00 p.m. São Paulo, Brazil time on July 31, 2019 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if any action of such Party or its Affiliates or the failure of such Party or its Affiliates to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the Outside Date;

(c)              by either Parent or the Company if any court of competent jurisdiction or other Governmental Authority located or having jurisdiction within the United States, Brazil or the Cayman Islands shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(d)             by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) two (2) Business Days prior to the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in breach of any of its covenants or agreements contained in this Agreement such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied;

(e)              by Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) two (2) Business Days prior to the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in breach of any of its covenants or agreements contained in this Agreement such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied;

(f)              by Parent if (i) the Company shall have engaged in a Willful Breach of its obligations under Section 6.5 or (ii) the Board of Directors (A) shall have made, prior to obtaining the Company Requisite Vote, a Company Adverse Recommendation Change in a manner adverse to Parent or Merger Sub, (B) shall have failed to include the Recommendation in the Proxy Statement distributed to shareholders, (C) shall have recommended, prior to obtaining the Company Requisite Vote, to the shareholders of the Company an Acquisition Proposal with a Person other than Parent or Merger Sub, (D) shall have formally resolved to effect or publicly announced an intention to effect any of the foregoing, prior to obtaining the Company Requisite Vote; or

(g)             by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of this Agreement was taken.

8.2             Procedure Upon Termination.

Subject to Section 8.3, in the event of a valid termination by Parent or the Company, or both, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made (other than in the case of a termination pursuant to Section 8.1(a)), and this Agreement shall terminate and be null and void, and the Merger shall be terminated, without further action by Parent, Merger Sub or the Company.

8.3             Effect of Termination.

(a)              In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.2 (Access to Information), Section 6.4 (Publicity; Confidentiality), this Section 8.3 (Effect of Termination), Section 8.4 (Expenses) and Article IX (General Provisions), which shall survive such termination; provided that subject to the limitations set forth in Section 8.3(c), nothing herein shall relieve any Party hereto of any liability for damages resulting from fraud or Willful Breach prior to such termination by any Party hereto.  The Parties acknowledge and agree that nothing in this Section 8.3 shall be deemed to affect their right to specific performance under Section 9.1.

(b)             In the event that:

(i)               this Agreement is validly terminated by Parent pursuant to Section 8.1(f), then the Company shall pay the Company Termination Payment to Parent (or one of its designees) as soon as practicable (and, in any event, within sixty (60) days following such termination) by wire transfer of immediately available funds;

(ii)             this Agreement is terminated by either Parent or the Company pursuant to Sections 8.1(b) or 8.1(g) or Parent pursuant to Section 8.1(e) and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Shareholders Meeting or any postponement or adjournment thereof an Acquisition Proposal shall have been made directly to the Company’s shareholders, or an Acquisition Proposal shall have otherwise become publicly known, and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal (which is subsequently consummated, whether or not within such 12 month period), then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made within two (2) Business Days after the consummation of such Acquisition Proposal, by wire transfer of immediately available funds.  For the purpose of this Section 8.3(b)(ii), all references in the definition of the term Acquisition Proposal to “15% or more” will be deemed to be references to “50% or more.”

(c)              The Parties acknowledge and hereby agree that the Company Termination Payment if, as and when required pursuant to Section 8.3(b), shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Subject to Section 8.3(a), upon payment of the Company Termination Payment pursuant to Section 8.3(b), the Company and its Affiliates shall have no further liability with respect to this Agreement or the transactions contemplated hereby.

The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion.  If the Company fails to timely pay an amount due pursuant to Sections 8.3(b)(i) or 8.3(b)(ii) the Company shall also pay Parent interest from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment plus two (2) percent.

8.4             Expenses.

Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.  Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

Article IX
GENERAL PROVISIONS

9.1             No Survival of Representations, Warranties and Covenants.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in Section 4.24 or this Article IX.

9.2             Remedies; Specific Performance.

(a)              The Parties agree that irreparable damages for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages or inadequacy of legal remedy and without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity.  The Parties hereby further acknowledge and agree that prior to the Closing, the Parties shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement and to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement.  The pursuit of specific enforcement or other equitable remedies by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time.  Notwithstanding anything herein to the contrary, if the Company commences a lawsuit that results in a judgment against Parent and/or Merger Sub to specifically enforce Parent’s and/or Merger Sub’s obligations under this Agreement, Parent shall pay to the Company the costs and expenses (including attorneys’ fees) of the Company in connection with such lawsuit.

(b)             Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.3             Modification or Amendment.

Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties.

9.4             Waiver.

At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement.  The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

9.5             Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (x) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (y) when sent by e-mail (with non-automated written confirmation of receipt) or (z) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

(a)              if to the Company:

Netshoes (Cayman) Limited
Rua Vergueiro, 961, Liberdade
São Paulo, SP 01504-001

Brazil
Attention:  Marcio Kumruian - Chief Executive Officer
Email:        marcio@netshoes.com

with copies (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
Av. Presidente Juscelino Kubitschek, 1455
12th Floor, Suite 121
São Paulo, SP 04543-011
Brazil
Attention:   S. Todd Crider

                  Grenfel Calheiros
Email:        tcrider@stblaw.com

                  gcalheiros@stblaw.com

and

Campbells
Floor 4, Willow House
Cricket Square
Grand Cayman KY1-9010
Cayman Islands
Attention:   Charlie Pywell
Email:        cpywell@campbellslegal.com

(b)             if to Parent or Merger Sub:

Magazine Luiza S.A.
Rua Amazonas da Silva, No. 27, Vila Guilherme
São Paulo, SP 02051-000

Brasil
Attention:  José Aparecido dos Santos

                  Roberto Bellissimo Rodrigues
Email:        jose.santos@magazineluiza.com.br

                  roberto@magazineluiza.com.br

with a copy (which shall not constitute actual or constructive notice) to:

Milbank LLP

Rua Colombia, 325

Jardim América

São Paulo, BR 01438-000

Attention:  Fabiana Sakai
Email:        fskai@milbank.com

9.6             Severability

.  If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.7             Entire Agreement; Assignment.

This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided that in no event shall Parent or Merger Sub be permitted to assign this Agreement to any Person to the extent such that, as a result of such assignment, either (x) any additional consent or approval of, or filing, declaration or registration with, any Governmental Authority would be required under this Agreement or in connection with the transactions contemplated hereby or (y) any delay would occur with respect to any consent or approval of, or filing, declaration or registration with, any Governmental Authority that otherwise is required to be made under this Agreement or in connection with the transactions contemplated hereby; provided further, that Parent shall be permitted to assign its rights (but not its obligations) hereunder to any wholly-owned Affiliate or Subsidiary of Parent without the prior written consent of the Company, subject to the conditions set forth in this Section 9.7, and provided that Parent shall remain obligated and liable with any such assignee for such assignee’s compliance with the terms of this Agreement.

9.8             Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Sections 6.9 and 6.14, which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) after the Effective Time, the rights of the holders of Company Options to receive the payments contemplated by Section 3.2, in accordance with the terms and conditions of this Agreement, and (d) prior to the Effective Time, the rights of the holders of Shares to pursue claims for damages and other relief for Parent’s or Merger Sub’s breach of this Agreement (provided that the rights granted to the holders of Shares pursuant to the foregoing clause (d) of this Section 9.8 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion).

9.9             Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York (without giving effect to choice of law principles thereof that would result in the application of the law of another jurisdiction), except that the Merger, the internal affairs of the Company, the fiduciary duties of the board of directors and the officers of the Company and general company law with respect to the Company and any provisions of this Agreement that are expressly or otherwise required to be governed by the CICL shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof that would result in the application of the law of another jurisdiction).

9.10          Consent to Jurisdiction.

Each of the Parties irrevocably (i) consents to submit itself to the personal jurisdiction of any New York state or federal court sitting in the Borough of Manhattan of the City of New York, in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any New York state or federal court sitting in the Borough of Manhattan of the City of New York, as described above, and (iv) consents to service being made through the notice procedures set forth in Section 9.5.  Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.5 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.  Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.10, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction.  Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of New York and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.10 is solely for the purpose referred to in this Section 9.10 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

9.11          WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS CLAIM OR THIRD PARTY CLAIM OR LEGAL PROCEEDING OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO), ANY CERTIFICATE, INSTRUMENT, OPINION OR OTHER DOCUMENTS DELIVERED HEREUNDER, OR THE NEGOTIATION, ADMINISTRATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF (INCLUDING ANY ACTION, CAUSE OF ACTION, CLAIM OR LEGAL PROCEEDING OF ANY KIND OR DESCRIPTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION HEREWITH OR THEREWITH)  OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12          Payment of Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent or the Surviving Company.

9.13          Counterparts; Delivery by E-mail.

(a)              This Agreement, and any amendment, restatement, supplement or other modification hereto or waiver hereunder (i) may be executed in any number of counterparts (including by means of facsimile transmission or e-mail in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement and (ii) to the extent signed and delivered by means of a scanned pages via e-mail, shall be treated in all manner and respect as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

(b)             At the request of any Party, each other Party shall re-execute original forms hereof and deliver them to all other Parties.  No Party or to any such agreement shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of e-mail as a defense to the formation of a contract, and each such party forever waives any such defense.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

NETSHOES (CAYMAN) LIMITED

By:
          Name:
          Title:

[Signature Page—Merger Agreement]

PARENT:

MAGAZINE LUIZA S.A.

By:
          Name:
          Title:

MERGER SUB:

MAGAZINE LUIZA CAYMAN LTD

By:
          Name:
          Title:

[Signature Page—Merger Agreement]

EXHIBIT A

Voting Agreement

EXHIBIT B

Plan of Merger

EXHIBIT C

Memorandum and Articles of Association
of
the Surviving Company

EXHIBIT D

Press Release